Press Information	Contact: Yin Chang/Katie Bernard
KCSA Public Relations
212-896-1228 / 212-896-1272/ kbernard@kcsa.com

Thom Mocarsky
Arbitron Inc.
212-887-1314
thom.mocarsky@arbitron.com

Gale Metzger
Statistical Research, Inc.
908-654-4000

Exhibit 99.1

FOR IMMEDIATE RELEASE

ARBITRON INC. BUYS THE RADAR RADIO NETWORK AUDIENCE

MEASUREMENT SERVICE FROM STATISTICAL RESEARCH INC.

Arbitron Unveils Program For Long-Term Enhancement Of Network Radio Ratings Service

New York, July 2, 2001– Arbitron Inc. (NYSE:ARB) announced today that it has purchased the RADAR® radio network audience measurement service of Statistical Research Inc. (SRI), Westfield, New Jersey, for $25 million, payable over two years.

      RADAR (Radio’s All Dimension Audience Research) is a national radio ratings service that measures audiences to radio commercials aired on 29 radio networks operated by ABC, American Urban Radio Networks, Premiere and Westwood One. The service produces its estimates using a 12-month, 12,000-person telephone survey in combination with the industry-standard commercial clearance system.

      “RADAR has established itself as the ‘gold standard’ for network radio audience measurement services,” said David Lapovsky, executive vice president, Worldwide Research, Arbitron Inc. “National advertisers are willing to pay a higher cost per rating point for commercials run on RADAR-rated networks in part because the audience estimates are based on the commercial clearance system that is an integral part of the service.”

      “Initially, we will maintain the RADAR service as it is today. At the same time, we will work with the networks, agencies and advertisers to enhance the RADAR service by taking advantage of Arbitron’s enormous diary database,” said Mr. Lapovsky.

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Arbitron Inc. • 142 West 57th Street • New York, New York 10019

Arbitron Inc. buys RADAR from SRI July 2, 2001	Page 2 of 3

      “I’m confident that Arbitron will maintain the exacting standards that RADAR has become known for over its 30 years of service to the network radio industry,” said Gale Metzger, president, Statistical Research Inc. “Over the coming months, Gerry Glasser and I will be working closely with Arbitron to help them make this transition a smooth one for all of our clients.”

      Arbitron surveys more than 1.3 million radio listeners in more than 3,500 counties across the United States in the course of its local market radio ratings surveys in 286 markets throughout the year.

      “We plan to use a subset of our local market diaries to dramatically increase the sample size for the RADAR network survey,” said Mr. Lapovsky. “By combining our two services, Arbitron can provide the industry what would have been economically impractical for RADAR to provide on its own – network audience estimates of greater utility and flexibility.”

      Both the Arbitron Local Market Radio Ratings Service and the RADAR Radio Network Ratings service are accredited by the Media Rating Council (MRC). Arbitron intends to maintain the MRC accreditation for the RADAR service throughout the transition from a telephone-based survey to a diary-based survey. In the short term, SRI will conduct telephone interviewing for the RADAR service under contract to Arbitron.

      As part of the purchase agreement, a number of SRI employees who work on the RADAR service become Arbitron employees and will continue to work at RADAR’s current offices in Westfield, New Jersey. Arbitron also obtains the processing software used to produce the network radio ratings database and the RADAR PC 2010 desktop application used by networks, agencies and advertisers to analyze the RADAR audience data. SRI has agreed to work with Arbitron to adapt the RADAR processing software to the Arbitron diary survey method.

      Mr. Gale Metzger and Dr. Gerald Glasser, the two principals of SRI, will continue in their roles at SRI while working closely with Arbitron during the transition.

About Arbitron

      Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers and advertising agencies in the United States and Europe. Arbitron’s core businesses are measuring radio audiences in local markets across the United States; surveying the retail, media and product patterns of local market consumers; and

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              www.arbitron.com

Arbitron Inc. buys RADAR from SRI July 2, 2001	Page 3 of 3

providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

      Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 700 full-time employees; its executive offices are located in New York City.

      Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

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RADAR is a registered trademark of Arbitron Inc. All product names used are trademarks or registered trademarks of their respective owners. This press release is available on the Arbitron Web site at www.arbitron.com and the KCSA Web site at www.kcsa.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:
– realize the benefits we expect to achieve from our spin-off from Ceridian Corporation;
– successfully execute our business strategies, including timely implementation of our Portable People Meter and our Webcast Ratings services, as well as expansion of international operations;
– benefit from further consolidation in the radio industry; and
– keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs.
Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.
The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

              www.arbitron.com